Exhibit 10.42


                      LICENSING AND MANUFACTURING AGREEMENT

         THIS LICENSING AND MANUFACTURING AGREEMENT (the "Agreement," together with its exhibits are incorporated herein), is made as of the 12th day of April 2001, by and between RSI Systems, Inc. ("RSI"), a corporation duly authorized and existing pursuant to the laws of the state of Minnesota and Mike Prell and Mike Prell d/b/a Dallas Computer Recovery are referred to herein collectively as ("PRELL d/b/a DCR").

                                    RECITALS

         WHEREAS, RSI is the owner of certain Proprietary Rights and Intellectual Property related to Products used as Automatic Line Routing Switches (ALRS) commonly known as the Ace and the Duce and more particularly described on Exhibit "A" attached hereto (referred to in this Agreement as the "Products"), and intends to market, distribute and sell the Products under such trademarks and/or such other brand names and trademarks as may be adopted from time to time by RSI (the "Trademarks"); and

         WHEREAS, PRELL d/b/a DCR is engaged in the business of manufacturing products, including products similar to the Products, and has the facilities and expertise for the production of the Product; and

         WHEREAS, PRELL d/b/a DCR has, prior to RSI's acquisition of the Proprietary and Intellectual Property Rights to the Products, manufactured the Products for RSI's predecessor in interest to such rights; and

         WHEREAS, PRELL d/b/a DCR desires to manufacture the Products for RSI in accordance with the terms and conditions set forth in this Agreement; and

         WHEREAS, RSI and PRELL d/b/a DCR desire to enter into this agreement under the terms and conditions set forth herein to accomplish such ends.

         NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 DEFINED TERMS. Terms defined in this Article I and parenthetically elsewhere shall have the same meaning throughout this Agreement. Defined terms may be used in the singular and the plural. Definitions herein shall serve to define or limit the scope of this Agreement only and shall not be construed as defining or limited the scope of any other agreements between the Parties, or any Letters Patent, Copyrights, Trademarks, or other Proprietary Rights. All Terms not otherwise defined herein shall have their ordinary meaning.


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         (a) CONFIDENTIAL INFORMATION means any and all knowledge, data or information not disclosed to the general public by RSI regarding its business and that is disclosed or otherwise made available to PRELL d/b/a DCR pursuant to or in connection with this Agreement, including any Confidential Information which RSI disclosed to PRELL d/b/a DCR prior to the date of this Agreement. Confidential Information includes, but is not limited to: (a) all Intellectual Property, Proprietary Information, Proprietary Rights, Inventions, the Specifications (including any modifications) for the Products, trade secrets, know-how and processes of RSI and (b) information regarding RSI's methods of conducting its business, including business plans, forecasts and projections, customer lists and pricing information.

         (b) INTELLECTUAL PROPERTY INTELLECTUAL PROPERTY RIGHTS means collectively, all of the following worldwide intangible legal rights pertaining directly and primarily to the business of RSI or any of its Products, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded, existing as of the date hereof in or to: (i) all patents, patent applications, patent disclosures and related patent rights, including any and all continuations, divisions, reissues, reexaminations, or extensions thereof which have been filed, issued or acquired by RSI as of the date hereof, and all inventions conceived of or reduced to practice as of the date hereof (the "Patent Rights"); (ii) all copyrights, whether or not registered, owned by RSI as of the date hereof, including all registrations and applications therefor and all moral rights relating thereto (the "Copyright Rights"); (iii) all trademarks, trade dress, trade names, logos, domain names, and service marks, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, reservations, and renewals in connection therewith; whether or not registered (the "Trademark Rights"); (iv) all trade secrets and know-how; (v) all technology and other intellectual and proprietary rights; (vi) all rights relating to the protection of the foregoing; and (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of the any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriate or unauthorized use thereof.

         (c) INVENTIONS means discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of RSI, which any person has made or may make, discover or conceive (whether or not during the period of his engagement or with the use of RSI's facilities, materials or personnel), either solely or jointly with others during his engagement with RSI or any affiliate and, if based on or related to the Intellectual Property, the Proprietary Information or the Products, at any time. PRELL d/b/a DCR warrants and represents that all Inventions are the sole property of RSI, which, will be concurrently with the Closing assigned, sold and conveyed to RSI, and any such person who performed his duties with respect thereto did so without the payment by RSI of any royalty or any consideration therefor other than the regular compensation paid to any such person in the capacity of an employee, consultant or independent contractor of RSI.


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         (d) PRODUCT OR PRODUCTS as used in this Agreement means all products and services offered for sale, license, or lease by RSI that are currently owned or hereafter purchased, developed or otherwise offered for sale, license, or lease that relate in any manner or utilize any portion of the Intellectual Property, Proprietary Rights, Inventions, Proprietary Information and/or Confidential Information that relate specifically to Auto Line Routing Switches
(ALRS). Currently RSI offers the following two Products:

                           (1)      ACE
                           (2)      DEUCE

         (e) PRODUCT SPECIFICATIONS means the manufacturing specifications and requirements set forth on Exhibit "A" attached hereto.

         (f) PROPERTY means all assets, properties and business, real, personal or mixed, tangible or intangible, moveable or immovable, including the goodwill of a Person.

         (g) PROPRIETARY INFORMATION means any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature related to the Business of the RSI disclosed to any person or otherwise made known to any such person as a consequence of or through such person's relationship or engagement by RSI (including information originated by such person) in any technological area previously developed by RSI or developed, engaged in, or researched, by RSI during the term of such person's relationship or engagement with RSI, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers.

         (h) PROPRIETARY RIGHTS means all patents, patent applications, patent licenses, trademarks, trademark registrations and applications therefor, service marks, service names, formulas, trade names, trade dress, right to use a name, copyrights, copyright registrations and applications therefor, advertising copy and related materials, trade secrets and any other Proprietary Rights or Intellectual Property Rights, whether domestic or foreign that relate to the Business or Product, including without limitation, all Proprietary Information.

         (i) TRADEMARKS means trademarks, service marks, service names, trade names and other Proprietary Rights.

                                    ARTICLE 2
                    LIMITED LICENSE OF INTELLECTUAL PROPERTY
                               TO PRELL d/b/a DCR

2.1 LICENSE. RSI hereby grants to PRELL d/b/a DCR, subject to the terms, covenants, conditions and limitations set forth in this Agreement, a non-exclusive, non-transferable right and license to utilize the Intellectual Property, Proprietary Rights, Inventions, Proprietary Information, Confidential Information and Product Specifications for the sole purpose of manufacturing and selling the Products exclusively to RSI. The license includes the right to use the Specifications and related Intellectual Property, Proprietary Rights and any other know-how, technical information, processes, techniques and other Confidential and Proprietary Information of RSI useful or necessary for the manufacture of the Products. The license granted under this


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Article will automatically terminate upon the expiration or the termination of this Agreement and may not be assigned, transferred (including any transfer by operation of law), subcontracted or sublicensed to any third party without the prior written consent of RSI, which consent may be withheld or granted in the sole and absolute discretion of RSI.

2.2 USE OF INFORMATION. PRELL d/b/a DCR will not use the Intellectual Property, Proprietary Rights, Inventions, Proprietary Information, Confidential Information and Product Specifications or any part of them (including any modifications), or any other Proprietary or Confidential Information, in any way except as specifically authorized by the terms of and subject to the conditions of this Agreement. In its other operations and business, PRELL d/b/a DCR will not use any slogan, trademark, trade name, design or symbol which may constitute an infringement of or be confused with the Trademarks or any one of them.

2.3 OBLIGATION TO MAINTAIN CONFIDENTIALITY. PRELL d/b/a DCR acknowledges the secrecy and confidentiality of the Confidential Information, Proprietary Information and Product Specifications (including any modifications) of the Products. Further, PRELL d/b/a DCR recognizes the benefits accruing to the parties by preserving that confidentiality and secrecy. PRELL d/b/a DCR agrees not to disclose the Confidential Information, Proprietary Information and Product Specifications or any part of them (including any modifications), or any other Confidential Information, to any person, firm, corporation, governmental agency or other entity, except as may be required by law, agency or court order. PRELL d/b/a DCR agrees not to permit any of its employees, officers or agents to have access to any information concerning the Confidential Information, Proprietary Information and Product Specifications except for the purposes of this Agreement. The employees, officers and agents of PRELL d/b/a DCR who have access to Confidential Information, Proprietary Information and Product Specifications will be informed of the obligations of confidentiality and non-use set forth in this Article II, and shall agree to be bound by these obligations in writing, it being understood that PRELL d/b/a DCR will be and remain fully responsible to RSI for any use of the Confidential Information, Proprietary Information and Product Specifications by any person who receives it on behalf of PRELL d/b/a DCR or to whom PRELL d/b/a DCR or any such person discloses it. The use or disclosure by PRELL d/b/a DCR of any information presently in the public domain or rightfully disclosed to PRELL d/b/a DCR by any third party, shall not be restricted in any manner by this Agreement.

2.4 NO INTEREST. PRELL d/b/a DCR acknowledges that it has no right, title or interest whatever in the Intellectual Property, Proprietary Rights, Inventions, Proprietary Information, Confidential Information and Product Specifications or any part of them (including any modifications), or any other Proprietary or Confidential Information or any other trademarks, trade names, Confidential Information or other intellectual property rights of RSI, and acquires no such rights by this Agreement, except the right to manufacture, pack and deliver the Products to RSI in accordance with the terms and conditions of this Agreement

2.5 NO OWNERSHIP RIGHTS. PRELL d/b/a DCR understands and acknowledges that nothing contained in this Agreement shall be deemed to give PRELL d/b/a DCR any right, title, interest or license to any of RSI trademarks and trade names, service marks, patents or copyrights owned by RSI (collectively the "RSI Properties") and the same shall at all times remain in RSI, and PRELL d/b/a DCR shall have no right to use any of RSI Properties, except to produce products for RSI hereunder, or as otherwise authorized in writing by RSI.


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2.6 EXCLUSIVE OWNERSHIP BY RSI. It is understood between the parties that all
Product specifications or modifications developed for or provided by RSI are trade secrets and shall be the exclusive property of RSI.

2.7 ASSIGNMENT OF IMPROVEMENTS. Improvements and new designs pertaining to the Product made or developed by PRELL d/b/a DCR during the term of the Agreement shall be the sole property of RSI free of any additional royalty or other charge. PRELL d/b/a DCR shall promptly inform RSI of any and all such improvements.

2.8 SURVIVAL. The provisions of this Article 6 shall survive any termination of this Agreement regardless of the reason for that termination

                                    ARTICLE 3
                       NON-COMPETITION AND CONFIDENTIALITY

3.1 PRELL d/b/a DCR has concurrently with the execution hereof and for separate and independent consideration executed and entered into that certain Non-Compete, Confidentiality and Assignment Agreement. PRELL d/b/a DCR specifically acknowledges that the terms of said agreement shall apply to and govern his actions hereunder. The terms of this Section shall survive the expiration or termination of this Agreement

                                    ARTICLE 4
                              TERM AND TERMINATION

4.1 INITIAL TERM. This Agreement shall commence upon the date of this Agreement as stated above and shall remain in effect for a period of three (3) year(s), unless earlier terminated in accordance with this article IV hereof; whichever is earlier (the "Initial Term"). The Agreement automatically terminates upon the expiration of the initial term.

4.2 EARLY TERMINATION. Notwithstanding the foregoing, either party may, at its sole option, immediately terminate this Agreement for cause upon the occurrence of either of the following:

         (a) if PRELL d/b/a DCR fails to comply with the provisions of Article 5,ss.ss.5.2, 5.3 and 5.6; or

         (b) in the event the other party shall materially breach or violate any of the warranties, representations, agreements, covenants or conditions required by the terms of this Agreement other than those set forth in paragraph 4.2(a) hereinabove, and fails to remedy the breach or violation within thirty (30) days after receipt of written notice from the terminating party; however, if RSI has justifiably provided its third written notice within any twelve month period of a material failure to perform on the part of PRELL d/b/a DCR, then RSI may immediately terminate this Agreement without providing PRELL d/b/a DCR an opportunity to cure such third material failure to perform; or

         (c) The insolvency of either party; or an assignment by either party for the benefit of creditors, or the filing of a voluntary bankruptcy or reorganization petition by either party or the entry by either party into any other proceeding under any insolvency, bankruptcy, reorganization or


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receivership laws; or the failure of a party to vacate an involuntary bankruptcy or reorganization petition or similar proceeding filed against it, within ninety
(90) days from the date of that filing; or the failure of a party to vacate the appointment of a receiver or a Trustee for such party, or any part of its business, within ninety (90) days from the date of that appointment.

4.3 TERMINATION BY RSI. In addition to all other rights and remedies, including RSI's right to damages sustained, if any, RSI shall have the right to cancel and terminate this Agreement for cause by giving written notice to that effect to PRELL d/b/a DCR, with termination becoming effective on the date set forth therein (which may be the date of the notice) as a result of either of the following:

         (a) Any sale, transfer, or other disposition by PRELL d/b/a DCR of this Agreement or any right or interest in this Agreement without the prior written consent of RSI including any such transfer by operation of law;

         (b) In the event PRELL d/b/a DCR does not correct any production or manufacturing quality issues as reasonably prescribed by RSI, within the cure period.

4.4 SURVIVAL OF CONFIDENTIALITY. The termination of this Agreement shall not relieve either party of any obligation or liability accrued prior to termination and shall not in any way effect the confidentiality and non-use obligations under Article III or any other obligations which are expressly stated herein to be continuing or are by their nature continuing.

                                    ARTICLE 5
                          PURCHASE AND DELIVERY ORDERS

5.1 PURCHASE ORDER. RSI throughout the term of this Agreement shall, from time to time, and at various times, place purchase orders with PRELL d/b/a DCR for manufacture of the Products. During the first year period following the execution of this Agreement, RSI anticipates that it will purchase from PRELL d/b/a DCR a combined minimum of 1200 Products, at the prices listed on Schedule A, attached hereto. Each purchase order shall specify the quantity for each ordered Product.

5.2 LEAD TIME. PRELL d/b/a DCR shall have twenty-one (21) days from the time it receives a purchase order for up to 200 units of combined varieties of Product ordered, and twenty-five (25) working days for more than two hundred (200) units of combined varieties of Product ordered, to have such Products produced and ready for shipment.

5.3 DELIVERY. Except as otherwise set forth in this Agreement, or as may be agreed upon from time to time by the parties, delivery of the Products covered by each purchase order shall be initiated against, and shall be made in accordance with, purchase orders issued by RSI. Each purchase order shall specify the quantity of each Product, the delivery date and delivery instructions for each ordered Product and, unless otherwise agreed by the parties in the case of any production order, shall provide for shipping within thirty (21) days following the date of such purchase order. Time and quantity shall be of the essence of each production and shipping order. PRELL d/b/a DCR shall inform RSI immediately of any occurrence which will, or is expected to, result in any delay in the production or delivery of ordered Products and of any corrective measures which PRELL d/b/a DCR has taken or will take, to minimize the effects of


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such occurrence. RSI shall have the right, in addition to any other remedies available to it, to cancel any order or part thereof if delivery is not made within the quantities and times specified in the applicable production and shipping orders.

5.4 MANUFACTURE. PRELL d/b/a DCR agrees to manufacture Products in accordance with each purchase order, subject to the terms and conditions of this Agreement (and otherwise in accordance with RSI's standard terms and conditions, as they may be changed by RSI from time to time), within twenty-one days of receipt of the purchase order. PRELL d/b/a DCR agrees to maintain a sufficient supply of component parts and other required supplies and packaging materials, based on RSI'S projected needs, in order to manufacture the Products.

5.5 SHIPPING. PRELL d/b/a DCR agrees to ship Products in accordance with each purchase order, subject to the terms and conditions of this Agreement. Delivery of Products for shipping by RSI's designated carrier shall be made F.O.B. Dallas, Texas on the dates specified in the applicable purchase order. Title to, and risk of loss for, Products shall pass to RSI at the time of delivery of possession of the Products to the carrier designated by RSI. If for any reason such common carrier is not available to accept delivery of any Products, PRELL d/b/a DCR may arrange for a common carrier to accept delivery of all Products at the sole expense of RSI.

5.6 ADDITIONAL PRODUCTS. If, during the term of this Agreement, PRELL d/b/a DCR agrees to manufacture and RSI agrees to buy any products in addition to those identified on Exhibit "A," such additional Products shall be considered "Products" as such term is used in this Agreement and the manufacture and purchase of such Products shall be governed by the terms of this Agreement.

5.7 LIMITATION ON MANUFACTURING. PRELL d/b/a DCR shall not manufacture the Products except as ordered by RSI, for delivery to RSI in accordance with this Agreement and shall not sell, distribute, transfer or otherwise dispose of the Products to any other party except at the express written direction of RSI.

5.8 DELIVERY OF PRODUCT AT TERMINATION. Upon termination of this Agreement for any reason, PRELL d/b/a DCR shall deliver to RSI all finished Products ordered by RSI hereunder, and unused labels, boxes or other supplies or materials bearing the Trademarks, or any other trade names or trademarks of RSI, as well as any other supplies or materials furnished by RSI to PRELL d/b/a DCR. Delivery costs shall be borne by RSI. In addition, upon termination of this Agreement:
(a) the license granted to PRELL d/b/a DCR pursuant to Article II shall terminate; (b) PRELL d/b/a DCR shall cease all manufacture of the Products and any use of labels, boxes or other supplies or materials bearing the Trademarks or any other trade names or trademarks of RSI; (c) PRELL d/b/a DCR shall cease any use of the Intellectual Property, Proprietary Rights, Inventions, Proprietary Information, Confidential Information and Product Specifications or any part of them (including any modifications), or any other trade names or trademarks of RSI; and (d) unless this Agreement has been terminated as a result of a breach by RSI, in the discretion of RSI, PRELL d/b/a DCR shall make conforming deliveries in accordance with the terms of this Agreement under any then outstanding purchase orders.


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                                    ARTICLE 6
                             PRODUCT SPECIFICATIONS.

6.1 CONFORMITY. PRELL d/b/a DCR shall manufacture and pack the Products in conformity to the Specifications developed and provided by RSI. PRELL d/b/a DCR acknowledges that the Specifications (including any modifications or improvements) are and shall remain the exclusive property of RSI, subject only to the right of PRELL d/b/a DCR to use the Specifications in the performance of its obligations under this Agreement. RSI shall have the right at any time and from time to time to modify the Specifications. If RSI modifies the Specifications, PRELL d/b/a DCR shall have up to sixty (60) days within which to deliver Product, in compliance with such changed Specifications. During such sixty (60) day period, PRELL d/b/a DCR shall continue to ship Product pursuant to the previous Specifications.

6.2 RIGHT OF REJECTION. RSI shall have the right to reject any Products not produced in conformity with the Specifications and in reasonably substantial compliance with the other terms of this Agreement. In addition to the other remedies available to it, RSI may require PRELL d/b/a DCR to dispose of the non-conforming Product in any reasonable manner at the expense of PRELL d/b/a DCR

6.3 NEW PRODUCTS. PRELL d/b/a DCR acknowledges and agrees that Exhibit A may be amended from time to time by RSI to reflect, among other revisions that the parties shall mutually agree upon, additions or deletions of various Products. Any amendment to Exhibit A to reflect the addition of a product not listed on the then-current Exhibit A which will require PRELL d/b/a DCR to acquire additional equipment or know-how shall require the written consent of PRELL d/b/a DCR, such consent to not be unreasonably withheld, and such new product shall be produced on price and terms mutually agreed to by the parties. PRELL d/b/a DCR agrees that any pricing for any new products shall be competitive with the market for products of similar quality, quantity and terms. Said Products will be purchased as dictated by RSI with labels which contain RSI proprietary trademarks, tradedress, and copyrights. PRELL d/b/a DCR does not have the right to market any of RSI Products.

6.4 QUALITY OF PRODUCT. Unless otherwise specifically provided herein or agreed to by RSI in writing, all Product manufactured by PRELL d/b/a DCR for RSI pursuant to this Agreement shall be of substantially the same as or better quality than the Product previously manufactured by PRELL d/b/a DCR for King Research, L.L.C., and shall conform to the specifications used by RSI for Product sold by it.

6.5 PURCHASE OF RAW MATERIALS. With respect to any purchase orders issued by RSI, PRELL d/b/a DCR shall purchase the raw materials required in connection therewith, including all component parts, packaging and shipping materials.

6.6 BULK SHIPMENT. Unless other specifically agreed upon in writing by RSI, all Products shall be shipped to RSI in bulk; FOB Dallas, Texas and PRELL d/b/a DCR shall be solely responsible for packaging all Product for sale.

6.7 PRODUCT RECALL. RSI shall have the right, exercisable in its reasonable discretion, to initiate and direct the content and scope of a recall, market withdrawal, stock recovery, product correction and/or advisory safety communication regarding the products. RSI in its reasonable


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discretion shall determine the manner, text and timing of any publicity to be given such matters subject to the approval of PRELL d/b/a DCR, which such approval shall not be unreasonably withheld. In the event a recall action is initiated or directed by RSI, PRELL d/b/a DCR agrees to fully cooperate and take all such steps as are reasonably requested to implement the recall action in a timely and complete manner. PRELL d/b/a DCR shall bear the costs associated with any recall action, which results from such product not complying with RSI specifications and/or PRELL d/b/a DCR'S warranties under this Agreement. In all other cases, RSI shall bear the costs associated with any recall action.

                                    ARTICLE 7
                      ADDITIONAL WARRANTIES AND AGREEMENTS
                               OF PRELL d/b/a DCR

7.1 COMPLIANCE WITH LAWS. PRELL d/b/a DCR warrants that the Products shall be manufactured in accordance with good manufacturing practices and all applicable laws and regulations, including without limitation, as amended, and all other laws and regulations specifically relating to the manufacture, packaging and labeling of products, and that each unit of the Products will commercially, reasonably meet and be in conformity with the applicable Specifications therefor and, upon delivery to RSI, will be free of all defects in manufacturing, handling, packaging, and processing.

7.2 ORDERING OF COMPONENTS. PRELL d/b/a DCR shall be responsible for ordering and paying for all components, raw materials, packaging materials and supplies to be utilized in producing the Products. All such components, raw materials, packaging materials and supplies shall be sampled and tested by PRELL d/b/a DCR in accordance with good manufacturing practices.

7.3 QUALITY CONTROL. PRELL d/b/a DCR shall be responsible for implementing quality assurance programs and procedures with respect to the manufacture of the Products, including without limitation, evaluation procedures in accordance with good manufacturing practices.

                                    ARTICLE 8
                             INSPECTIONS AND REPORTS

8.1 INSPECTION. Upon reasonable notice to PRELL d/b/a DCR, RSI and any employees, or representatives designated by RSI, shall have the right, at RSI's expense, at any time during PRELL d/b/a DCR' business hours, with reasonable notice, to inspect all or any part of the PRELL d/b/a DCR' facilities and premises, to take samples of components used in the Products and/or of the Products, themselves, in any state of manufacture, and to monitor and observe for limited reasonable time periods, the manufacture, packaging, storage and handling of the Products.

8.2 RECORD KEEPING. PRELL d/b/a DCR shall maintain complete records, in a form that is commercially reasonable, and in compliance with all applicable legal requirements and good manufacturing practices, of all purchases, production, deliveries and other transactions pertaining to this Agreement, the Specifications and the Products. PRELL d/b/a DCR shall prepare reports on its work under this Agreement, in a form reasonably acceptable to RSI, upon request from RSI.


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8.3 REVIEW. PRELL d/b/a DCR will at all times cooperate to the full extent required under RSI'S request with RSI'S employees and representatives in carrying out product control review, as well as inspections pursuant to paragraphs 8.1 and 8.2, as long as requests and requirements are reasonable and do not require the incurrence by PRELL d/b/a DCR of any significant costs or expenses.

                                    ARTICLE 9
                             PAYMENT TERMS AND COSTS

9.1 METHOD OF PAYMENT. Payment shall be on a per-order, as invoiced basis, [in accordance with PRELL d/b/a DCR' customary terms and at a price approved by RSI if such price is other than the price set forth on Schedule "A", attached hereto.] All orders for Products shall be invoiced at the time of manufacture, and all invoices shall be due and payable net thirty (30) days from the invoice date. Any invoice for which payment has not been made on or before the expiration of thirty (30) days from the invoice date shall be past due. All past due balances shall accrue interest at the rate of one percent (1%) per month until payment is received by PRELL d/b/a DCR. Each invoice will reference the item code and Product name, number of units, unit price, and the amount due.

9.2 PRICE. The prices for the Products during the Initial Term shall be as set forth on the attached Exhibit A. Notwithstanding the preceding sentence, the prices set forth in Exhibit A shall be adjusted on a quarterly basis, up or down, based on mutually agreed upon documented marketplace price fluctuations in raw materials and packaging. Any such adjustment shall be made for the subsequent quarter and shall be based on the average price of each raw material and packaging item during the preceding quarter. Both parties agree that RSI retains the right to source raw materials and/or packaging supplies for RSI finished goods produced under this Agreement. Any price changes beyond raw materials and packaging, and the establishment of prices for new products, must be mutually agreed upon, which agreement shall not unreasonably be withheld, and shall be reflected in an addendum to this Agreement as signed by both parties. Upon acceptance by RSI of any price increase, or upon the addition of any new product, the parties shall promptly execute an amended Exhibit A (which amended Exhibit A shall be incorporated with this Agreement by attachment or reference) showing such new prices and/or new product and the respective effective date. Payment terms shall be Net Thirty (30).

                                   ARTICLE 10
                                      TAXES

10.1 Any and all taxes payable by PRELL d/b/a DCR as a result of any transaction described herein shall be their sole responsibility. All payments provided for herein are intended to be calculated and paid on a pretax basis to the payees.

                                   ARTICLE 11
                   ESTIMATED PURCHASE VOLUME/SUPPLY COMMITMENT
                               BY PRELL d/b/a DCR

11.1 PURCHASE ESTIMATES: During the Initial one year term of this Agreement, RSI shall purchase from PRELL d/b/a DCR at least One Thousand Two Hundred aggregate pieces (1200)


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


of Product(s) (the "Purchase Estimate"). The parties acknowledge and agree that at all times from and after the expiration of the Initial Term, RSI shall not be obligated to purchase any minimum quantity of Products from PRELL d/b/a DCR.

11.2 ESTIMATED PURCHASE VOLUME AND SUPPLY COMMITMENT BY PRELL d/b/a DCR: On a weekly basis, RSI shall provide its estimated purchase volume ("Estimated Purchase Volume") of Products to be purchased from PRELL d/b/a DCR for the following thirteen-week period in order to assist PRELL d/b/a DCR in its production planning. The Estimated Purchase Volume may be increased or decreased at any time by RSI, in its reasonable sole discretion, to reflect changes in its business conditions and is to be considered an estimate only. However, PRELL d/b/a DCR shall only be obligated to supply Product(s) to RSI up to the Estimated Purchase Volume plus an additional twenty-five percent (25%).

11.3 ALTERNATIVE SERVICES. In the event that RSI purchases any Product(s) from sources other than PRELL d/b/a DCR as a result of (i) noncompetitive pricing by PRELL d/b/a DCR of any of the Products not included on the then-current Exhibit A as compared to prices generally available in the marketplace for similar quantities and quality of products, (ii) failure of PRELL d/b/a DCR to comply with any of RSI quality assurance requirements, as reasonably requested, and/or specifications of the Products, and/or (iii) insufficient supply of any of the Products from PRELL d/b/a DCR relative to its supply commitment, then RSI shall use its best efforts to obtain Products from alternative manufacturers.

11.4 LOSS MITIGATION. If sufficient Product from PRELL d/b/a DCR becomes unavailable for any reason, then RSI shall have the right to obtain acceptable replacement product from other sources ("Replacement Product"), either within or separate from PRELL d/b/a DCR, until sufficient Product from PRELL d/b/a DCR is again available. In the event that an insufficient supply of Product from PRELL d/b/a DCR is due to the negligence or fault of PRELL d/b/a DCR, then PRELL d/b/a DCR shall: (i) pay the difference, if any, between the price paid by RSI for the Replacement Product and the price RSI would have paid to PRELL d/b/a DCR for the same had sufficient supply been available, and (ii) reimburse RSI for any costs, expenses and losses associated with the lack of supply of Product, including, but limited to, lost profits and labor, materials and overhead costs associated with any downtime experienced by RSI.

11.5 INVENTORY OF COMPONENT PARTS. PRELL d/b/a DCR shall, at its expense, furnish all raw materials, components and packaging materials required for the manufacture, production and packaging of the Products under this Agreement. In the event of (a) termination of this Agreement by RSI for any reason other than those set forth in Article 4, ss.ss. 4.2 or 4.3, RSI will pay PRELL d/b/a DCR the sum of TWENTY FIVE THOUSAND DOLLARS ($25,000.00) for all raw materials and components particular to RSI's Products in inventory, DCR and PRELL d/b/a DCR agrees to promptly deliver all such raw materials and components to RSI.

                                   ARTICLE 12
                                    INSURANCE

12.1 PRELL d/b/a DCR shall, at its own expense, maintain in full force and effect during the Initial Term and Renewal Terms of this Agreement commercial and general business liability insurance coverage with a responsible insurance carrier satisfactory to RSI and endorsed to include products/completed operations coverage, broad form vendors endorsement, products liability, and contractual coverage, with a combined limit of Two Hundred Thousand and no/100 Dollars ($200,000) per occurrence with an aggregate of Two Million and no/100 Dollars ($2,000,000) for all occurrences within a single policy year, each such limit to be maintained at all times regardless of any payments made thereunder. RSI Sales Enterprises, Inc. shall be named as an additional insured on PRELL d/b/a DCR'S policy. PRELL d/b/a DCR shall provide RSI with a Certificate of Insurance evidencing both the required coverage before PRELL d/b/a DCR begins manufacturing for RSI hereunder. PRELL d/b/a DCR will provide additional Certificates of Insurance as on-going evidence of the insurance required herein while this Agreement is in effect and as may be reasonably requested thereafter by RSI. RSI shall be provided at least thirty
(30) days advance notice if PRELL d/b/a DCR's insurance is cancelled.

                                   ARTICLE 13
                            MANUFACTURING FACILITIES

13.1 PRELL d/b/a DCR shall produce the Products only at PRELL d/b/a DCR's facility(ies) as preapproved in writing and in advance by RSI, which such approval shall not be unreasonably withheld. PRELL d/b/a DCR shall manufacture according to RSI requirements of the Products in accordance with instructions and specifications received from RSI. Accordingly, PRELL d/b/a DCR guarantees that products delivered at PRELL d/b/a DCR'S docks shall meet RSI specifications. Additionally, the Products shall be manufactured in accordance with the applicable provisions of applicable federal, state, or local law, regulation, or other requirement.

                                   ARTICLE 14
                                 INDEMNIFICATION

14.1 Each party (the "Indemnitor") shall indemnify, defend and hold harmless the other (the "Indemnitee") from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including, but not limited to, expenses of investigation, settlement, litigation and attorney's fees incurred in connection therewith) arising out of or resulting from (i) the breach by the Indemnitor of any representation or warranty made or given by the Indemnitor herein or any other term or condition therein to be performed by Indemnitor, or
(ii) the negligence or willful misconduct of the Indemnitor, its agents or employees. The indemnification obligations stated in this Agreement shall survive the expiration or termination of this Agreement. Any breach or default under the Asset Purchase Agreement, referenced within the introductory paragraphs of this Agreement, shall constitute a default hereunder. Without limiting any of the rights or remedies available to RSI, RSI shall have the right to offset any amounts due hereunder against any amounts due to RSI from Purchaser under the Asset Purchase Agreement.

                                   ARTICLE 15
                                  MISCELLANEOUS

15.1 NOTICES. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

IF TO RSI:

         RSI Systems, Inc.
         5555 West 78th Street
         Suite F
         Minneapolis, MN 55439
         Attn:  John Harris

         WITH COPIES TO:

                  Albert B. Greco, Jr.
                  Law Offices of Albert B. Greco, Jr.
                  16901 N. Dallas Parkway, Suite 230
                  Addison, Texas 75001
                  Facsimile:  972-818-7343

IF TO PRELL AND/OR DALLAS COMPUTER RECOVERY:

         3007 Cresthaven Ct.
         Grapevine, Texas 76051
         Facsimile:  817-481-2276

         WITH COPIES TO:

                  Bruce L. Mansfield
                  1550 N. Norwood Drive, Suite 107]
                  Hurst, Texas 76054
                  Facsimile:  817-282-3651

Any party may be given notice in accordance with this Section by any other party at another address or person for receipt of notices, if such party so designates such other person or address in writing in accordance with this Section 15, paragraph 15.1

15.2 PARTIAL INVALIDITY Each part of this Agreement is intended to be separate. If any term, covenant, condition or provision hereof is illegal or invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement and all such remaining parts hereto shall not be impaired or invalidated in any way, but shall be legal, valid and enforceable and have full force and effect as if the illegal, invalid, unenforceable part has not been included.

15.3 LAW GOVERNING AGREEMENT. This Agreement is made and entered into and is to be at least partially performed in Dallas County, Texas. It shall be interpreted, construed and enforced and its construction and performance shall be governed by the laws of the State of Texas applicable to Agreements made and to be performed entirely within such State without regard to principles of conflicts of laws, except to the extent that Federal law may apply. The parties hereto agree that venue of any suit or any cause of action in connection with this Agreement shall be MANDATORY in the District Courts of Dallas County, Texas.

15.4 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and Agreement of the parties hereto, and supersedes any and all prior understandings or other Agreements, either oral or in writing, if any, among such parties with respect to the subject matter hereof and contains all of the covenants and Agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, or Agreements, oral or otherwise, have been made by such party, or anyone acting on behalf of such party, which are not embodied herein, and no other Agreement, statement or promise not contained in this Agreement shall be valid or binding. The parties hereto have had an opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and each has read this Agreement, as signified by their signatures below, and is executing the same for the purposes and consideration herein expressed.

15.6 WAIVERS. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach by any other party of any representation, warranty, covenant or Agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or Agreement contained in this Agreement (or in any other Agreement between the parties) as to which there is no inaccuracy or breach.

15.7 TAX CONSULTATION. Each Party acknowledges that it has had the opportunity to and has consulted with their own separate independent accounting and tax advisors in connection with the accounting and tax treatment for the transactions contemplated hereby and the tax ramifications thereof. Each Party shall bear all risk in connection with the accounting and tax treatment of the transactions contemplated by this Agreement and no Party is relying on the other Party in connection with the same.

15.8 VARIATIONS IN PRONOUNS. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

15.9 HEADINGS. The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement. All references herein to Sections, subsections, and clauses, shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. A reference to an article or section will mean an article or section in this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms "including" and "include" as used in this Agreement will be deemed to include the phrase "without limitation."

15.10 ATTORNEY'S FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements, fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum in addition to any other relief to which it may be entitled.

15.11 REPRESENTATION BY COUNSEL. Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, that any such respective attorneys were of its own choosing, that each authorized representative has read this Agreement and that he understands its meaning and legal consequences to each party. Each Party warrants and represents that he has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution, the meaning and the import of this Agreement, and has read this Agreement and fully understands the terms hereof as signified by his signature below, and is executing the same of his own free will for the purposes and consideration herein expressed. Each Party warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement. Each Party warrants and represents that he has read this Agreement in its entirety and has consulted with his attorney, if any concerning the execution of this Agreement. If any or all Parties have chosen not to seek counsel, said party or parties hereby acknowledge that he or they refrained from seeking counsel entirely of his or their own volition and with full knowledge of the consequences of such a decision.

15.12 PRESUMPTION AGAINST SCRIVENER. Each party waives the presumption that this Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

15.13 CAPACITY. Each party represents and warrants that he has the authority to enter into this Agreement either on his own behalf or in an official capacity on behalf of a corporate party.

15.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

15.15 FURTHER ASSURANCES. At any time and from time to time after the date hereof, at the request of any Party, and without further consideration, every other party will execute and deliver such other and further instruments and documents, and take such other action as the other Party may reasonably deem necessary, convenient or desirable in order to more effectively assist any Party in exercising all rights with respect thereto, and carrying out the business, duties, and obligations created by this Agreement.

15.16 AMENDMENTS. This Agreement may not be modified, amended, superceded, cancelled, renewed or extended, except in writing, signed by the party or parties to be bound thereby or signed by their respective attorneys.

15.17 BINDING EFFECT AND ASSIGNMENT. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, officers, directors, Company, successors, agents, servants, employees, attorneys, and assigns. This Agreement and any rights hereunder are not assignable except by operation of law. Any other purported assignment shall be null and void. This Agreement shall inure to the benefit of and bind the Parties hereto and their respective legal representatives, successors, and permitted assigns.

15.18 COUNTERPARTS. This Agreement may be executed in several counterparts by one or more of the undersigned and all such counterparts so executed shall together be deemed and constitute one final Agreement, as if one document had been signed by all parties hereto; and each such counterpart shall be deemed an original, binding the parties subscribed hereto and multiple signature pages affixed to a single copy of this Agreement shall be deemed to be a fully executed original Agreement. Several counterparts consisting of multiple copies hereof each signed by less than all parties, but together signed by all parties shall constitute and be deemed a fully executed original Agreement.

15.19 CORPORATE AUTHORITY. Each Party represents and warrants to each other Party that each has previously taken the necessary corporate action authorizing the execution of this Agreement by their officer recited below.

15.20 INDEPENDENT CONTRACTORS. This Agreement shall not constitute either Party as partners or joint ventures, nor shall either Party be the agent or legal representative of the other Party. No Party shall make any representation to the contrary.

         IN WITNESS THEREOF, the undersigned have executed this Agreement effective as of the date first above written.

RSI Systems, Inc.


------------------------------------
By:      John Harris
Its:     Chief Executive Officer



-----------------------------------
Mike Prell, Individually

Mike Prell
         d/b/a Dallas Computer Recovery



-----------------------------------
By:      Mike Prell
Its:     Owner


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